EXHIBIT (g)(2)

                           FIRST AMERICAN FUNDS, INC.
               COMPENSATION AGREEMENT DATED AS OF OCTOBER 25, 2004
                         PURSUANT TO CUSTODIAN AGREEMENT

         WHEREAS, First American Funds, Inc., a Minnesota corporation (hereinafter called the "Fund"), and First Trust National Association, a national banking association organized and existing under the laws of the United States of America, previously entered into that Custodian Agreement dated September 20, 1993 (the "Custodian Agreement"); and

         WHEREAS, First Trust National Association, with the consent of the Fund, assigned its rights and obligations under the Custodian Agreement to U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Custodian") by an Assignment and Assumption Agreement dated as of May 1, 1998; and

         WHEREAS, article 12 of the Custodian Agreement provides that the Custodian shall be paid compensation at such rates and at such times as may from time to time be agreed on in writing by the parties thereto.

         NOW, THEREFORE, the Fund and the Custodian agree as follows:

                  1. Each series of the Fund, as now in existence or hereafter created from time to time, shall pay to the Custodian pursuant to the Custodian Agreement a monthly fee at an annual rate of 0.01% of the average daily net assets of such series.

                  2. This Compensation Agreement restates and supersedes all prior compensation agreements pursuant to Article 12 of the Custodian Agreement.

         IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.



                                     FIRST AMERICAN FUNDS, INC.

                                     By:   /s/ Jeffery M. Wilson
                                           ---------------------
                                       Its:  Vice President


                                     U.S. BANK NATIONAL ASSOCIATION

                                     By:  /s/ Joe D. Redwine
                                          ------------------
                                       Its:  Senior Vice President